Exhibit 99.4

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating Revenue:
Passenger:
Mainline	$2,713	$2,300	$5,034	$4,498
Regional	598	467	1,080	886

Total Passenger Revenue	3,311	2,767	6,114	5,384
Cargo	111	82	213	167
Other	286	277	550	536

Total Operating Revenue	3,708	3,126	6,877	6,087

Operating Expenses:
Aircraft fuel and related taxes	968	891	1,822	1,626
Wages, salaries and related costs	822	799	1,618	1,564
Aircraft rentals	230	235	459	472
Landing fees and other rentals	215	216	428	425
Regional capacity purchase	211	217	413	431
Distribution costs	190	150	361	307
Maintenance, materials and repairs	136	161	283	314
Depreciation and amortization	122	118	256	229
Passenger services	100	96	193	183
Special charges	6	44	16	48
Merger-related costs	18	—	18	—
Other	362	353	732	696

Total Operating Expenses	3,380	3,280	6,599	6,295

Operating Income (Loss)	328	(154)	278	(208)

Nonoperating Income (Expense):
Interest expense	(92)	(90)	(187)	(183)
Interest capitalized	6	8	13	17
Interest income	2	4	4	8
Other, net	(11)	19	(20)	17

Total Nonoperating Income (Expense)	(95)	(59)	(190)	(141)

Income (Loss) before Income Taxes	233	(213)	88	(349)
Income Taxes	—	—	(1)	—

Net Income (Loss)	$233	$(213)	$87	$(349)

Earnings (Loss) per Share:
Basic	$1.67	$(1.72)	$0.62	$(2.82)

Diluted	$1.46	$(1.72)	$0.60	$(2.82)

Shares Used for Computation:
Basic	140	124	139	124
Diluted	167	124	153	124

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except for share data)

	June 30, 2010	December 31, 2009	June 30, 2009
	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,047	$2,546	$2,521
Short-term investments	457	310	247

Total unrestricted cash, cash equivalents and short-term investments	3,504	2,856	2,768

Restricted cash and cash equivalents	167	164	167
Accounts receivable, net	610	494	488
Spare parts and supplies, net	275	254	242
Deferred income taxes	221	203	172
Prepayments and other	437	402	494

Total current assets	5,214	4,373	4,331

Property and Equipment:
Owned property and equipment:
Flight equipment	8,796	8,769	8,614
Other	1,827	1,787	1,740

Flight equipment and other	10,623	10,556	10,354
Less: Accumulated depreciation	3,708	3,509	3,388

Owned property and equipment, net	6,915	7,047	6,966

Purchase deposits for flight equipment	335	242	257

Capital leases	195	194	194
Less: Accumulated amortization	68	63	58

Capital leases, net	127	131	136

Total property and equipment, net	7,377	7,420	7,359

Routes and airport operating rights, net	780	778	797
Other assets	228	210	175

Total Assets	$13,599	$12,781	$12,662

(continued on next page)

CONTINENTAL AIRLINES, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except for share data)

	June 30, 2010	December 31, 2009	June 30, 2009
	(Unaudited)		(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt and capital leases	$1,142	$975	$980
Accounts payable	988	924	1,062
Air traffic and frequent flyer liability	2,607	1,855	2,128
Accrued payroll	391	367	379
Accrued other liabilities	304	268	307

Total current liabilities	5,432	4,389	4,856

Long-Term Debt and Capital Leases	4,912	5,291	4,963

Deferred Income Taxes	221	203	172

Accrued Pension Liability	1,232	1,248	1,375

Accrued Retiree Medical Benefits	223	216	239

Other Non-Current Liabilities	855	844	821

Stockholders’ Equity:
Class B common stock - $.01 par, 400,000,000 shares authorized; 140,126,934, 138,537,127 and 123,657,537 issued and outstanding	1	1	1
Additional paid-in capital	2,240	2,216	2,047
Accumulated deficit	(355)	(442)	(509)
Accumulated other comprehensive loss	(1,162)	(1,185)	(1,303)

Total stockholders’ equity	724	590	236

Total Liabilities and Stockholders’ Equity	$13,599	$12,781	$12,662

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions) (Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$87	$(349)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	256	229
Special charges	16	48
Stock-based compensation related to equity awards	4	3
Other, net	15	27
Changes in operating assets and liabilities	623	401

Net cash provided by operating activities	1,001	359

Cash Flows from Investing Activities:
Capital expenditures	(148)	(147)
Aircraft purchase deposits (paid) refunded, net	(84)	17
Proceeds from sales (purchases) of short-term investments, net	(124)	233
Proceeds from sales of property and equipment	25	7
Decrease (increase) in restricted cash and cash equivalents	(3)	23
Other	—	(2)

Net cash (used in) provided by investing activities	(334)	131

Cash Flows from Financing Activities:
Payments on long-term debt and capital lease obligations	(411)	(169)
Proceeds from issuance of long-term debt, net	225	30
Proceeds from issuance of common stock pursuant to stock plans	20	5

Net cash used in financing activities	(166)	(134)

Net Increase in Cash and Cash Equivalents	501	356

Cash and Cash Equivalents - Beginning of Period	2,546	2,165

Cash and Cash Equivalents - End of Period	$3,047	$2,521

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt	—	197

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In our opinion, the unaudited consolidated financial statements included herein contain all adjustments necessary to present fairly our financial position, results of operations and cash flows for the periods indicated. Such adjustments, other than nonrecurring adjustments that have been separately disclosed, are of a normal, recurring nature. We recorded $11 million of depreciation expense during the quarter ended March 31, 2010 that relates to prior periods, the impact of which is not material to any individual prior period or our expected annual results for 2010.

The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”). Due to seasonal fluctuations common to the airline industry, our results of operations for the periods presented are not necessarily indicative of the results of operations to be expected for the entire year. As used in these Notes to Consolidated Financial Statements, the terms “Continental,” “we,” “us,” “our” and similar terms refer to Continental Airlines, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries.

NOTE 1 - MERGER WITH UNITED

On May 2, 2010, Continental, UAL Corporation (“UAL”), and JT Merger Sub Inc., a wholly-owned subsidiary of UAL (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for a business combination of Continental and UAL. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Continental, with Continental continuing as the surviving corporation and as a wholly-owned subsidiary of UAL (the “Merger”). Upon completion of the Merger, UAL will be the parent company of both Continental and United Air Lines, Inc. (“United”) and UAL’s name will be changed to United Continental Holdings, Inc.

Under the terms of the Merger Agreement, our stockholders will receive 1.05 shares of UAL common stock for each share of Continental common stock they hold at the effective time of the Merger. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Continental or UAL. The Merger will be accounted for using the acquisition method of accounting with UAL being considered the acquirer of Continental for accounting purposes. UAL will allocate the purchase price to the fair value of our tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually. The new basis for our assets and liabilities will also be reflected in our separate-entity financial statements.

The Merger Agreement contains certain termination rights for both UAL and Continental, including if the Merger is not consummated on or before December 31, 2010 (which is subject to extension under certain circumstances but generally not beyond September 30, 2011) and if the approval of the stockholders of either UAL or Continental is not obtained. The Merger Agreement further provides that, upon termination of the Merger Agreement by UAL or Continental as a result of an adverse change in the recommendation of the other party’s board of directors, UAL may be required to pay to Continental, or Continental may be required to pay to UAL, a termination fee of $175 million.

The consummation of the Merger is subject to receipt of various regulatory clearances, approval by the stockholders of Continental and UAL and the satisfaction or waiver of other conditions as described in the Merger Agreement, and it is possible that factors outside the control of UAL and Continental could result in the Merger being completed at an earlier time, a later time or not at all. As part of its review of the Merger under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR review process”), the Department of Justice (“DOJ”) issued Second Requests to Continental and UAL on June 7, 2010. This is a standard part of the HSR review process and was part of our planning from the outset. Continental and UAL are working to comply with the Second Requests and have agreed to provide the DOJ with additional time to complete the HSR review process. As stated previously, Continental and UAL expect the closing of the Merger to occur in the fourth quarter of 2010.

NOTE 2 - ADOPTED AND RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Variable Interest Entities. In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance to change financial reporting by enterprises involved with variable interest entities (“VIEs”). The standard replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a VIE with an approach focused on identifying which enterprise has the power to direct the activities of a VIE and the obligation to absorb losses of the entity or the right to receive the entity’s residual returns. This accounting standard became effective for us on January 1, 2010. The adoption of this pronouncement did not have any effect on our consolidated financial statements.

Revenue Arrangements with Multiple Deliverables. In October 2009, the FASB issued guidance that changes the accounting for revenue arrangements with multiple deliverables. The guidance requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices and eliminates the use of the residual method of allocation. The guidance establishes a hierarchy for determining the selling price of a deliverable, based on vendor-specific objective evidence, third-party evidence or estimated selling price. In addition, this guidance expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. This accounting standard is effective for us on January 1, 2011 and may change our accounting for the sale of frequent flyer mileage credits. We may elect to adopt this guidance through either prospective application for revenue arrangements entered into, or materially modified, after the effective date or retrospective application to all applicable revenue arrangements for all periods presented. We are currently evaluating the requirements of this pronouncement and have not determined the impact, if any, that adoption of this standard will have on our consolidated financial statements.

NOTE 3 - EARNINGS (LOSS) PER SHARE

The following table sets forth the components of basic and diluted earnings (loss) per share (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Numerator:
Numerator for basic earnings (loss) per share - net income (loss)	$233	$(213)	$87	$(349)
Effect of dilutive securities - interest expense on:
5% convertible notes	4	—	—	—
6% convertible junior subordinated debentures held by subsidiary trust	3	—	—	—
4.5% convertible notes	3	—	5	—

Numerator for diluted earnings (loss) per share - net income (loss) after assumed conversions	$243	$(213)	$92	$(349)

Denominator:
Denominator for basic earnings (loss) per share - weighted average shares	140	124	139	124
Effect of dilutive securities:
5% convertible notes	9	—	—	—
6% convertible junior subordinated debentures held by subsidiary trust	4	—	—	—
4.5% convertible notes	12	—	12	—
Employee stock options	2	—	2	—

Dilutive potential shares	27	—	14	—
Denominator for diluted earnings (loss) per share - weighted average shares after assumed conversions	167	124	153	124

The adjustments to net income (loss) to determine the numerator for diluted earnings (loss) per share are net of the related effect of applicable income taxes and profit sharing.

Approximately 13 million potential shares of our common stock related to convertible debt securities were excluded from the computation of diluted earnings (loss) per share in the three months ended June 30, 2009 and the six months ended June 30, 2010 and 2009 because they were antidilutive. In addition, approximately one million weighted average options to purchase shares of our common stock for the three and six months ended June 30, 2010 and approximately eight million weighted average options for the three and six months ended June 30, 2009 were excluded from the computation of diluted earnings per share because the effect of including the options would have been antidilutive.

NOTE 4 - FLEET INFORMATION

As of June 30, 2010, our operating fleet consisted of 337 mainline jets and 251 regional aircraft. The 337 mainline jets are operated exclusively by us, while the 251 regional aircraft are operated on our behalf by other operators under capacity purchase agreements.

We own or lease 274 regional jets. Of these, 206 are leased or subleased to ExpressJet Airlines, Inc. (“ExpressJet”) and operated on our behalf under a capacity purchase agreement with ExpressJet, 43 are subleased to ExpressJet and other operators but are not operated on our behalf and 25 are temporarily grounded. Additionally, our regional operating fleet includes 45 regional jet and turboprop aircraft owned or leased by third parties that are operated on our behalf by other operators under capacity purchase agreements.

The following table summarizes our operating fleet (aircraft operated by us and by others on our behalf) as of June 30, 2010:

Aircraft Type	Total	Owned	Leased	Third-Party Aircraft
Mainline (a):
777-200ER	20	8	12	—
767-400ER	16	14	2	—
767-200ER	10	9	1	—
757-300	21	9	12	—
757-200	41	15	26	—
737-900ER	30	30	—	—
737-900	12	8	4	—
737-800	117	44	73	—
737-700	36	12	24	—
737-500	34	—	34	—

Total mainline	337	149	188	—

Regional (b):
ERJ-145XR	89	—	89	—
ERJ-145	132	18	99	15	(c)
Q400	14	—	—	14	(d)
Q200	16	—	—	16	(e)

Total regional	251	18	188	45

Total	588	167	376	45

(a)	Excludes five grounded Boeing 737-500 aircraft (two owned and three leased) and five grounded owned Boeing 737-300 aircraft.
(b)	Excludes 25 ERJ-135 aircraft that are temporarily grounded and 15 ERJ-145XR aircraft, 23 ERJ-145 aircraft and five ERJ-135 aircraft that are subleased to other operators, but are not operated on our behalf.
(c)	Operated by Chautauqua Airlines, Inc. (“Chautauqua”) under a capacity purchase agreement.
(d)	Operated by Colgan Air, Inc. (“Colgan”) under a capacity purchase agreement.
(e)	Operated by Champlain Enterprises, Inc. (“CommutAir”) under a capacity purchase agreement.

Substantially all of the aircraft and engines we own are subject to mortgages.

Mainline Fleet Activity. During the first six months of 2010, we placed into service three leased Boeing 757-300 aircraft and removed three Boeing 737-300 aircraft from service.

Regional Fleet Activity. In December 2009, we agreed with ExpressJet to amend our capacity purchase agreement to permit ExpressJet to fly eight ERJ-145 aircraft for United under a capacity purchase agreement. These eight aircraft had been removed from service on our behalf as of June 30, 2010.

Firm Order and Option Aircraft. As of June 30, 2010, we had firm commitments to purchase 86 new aircraft (58 Boeing 737 aircraft, three Boeing 777 aircraft and 25 Boeing 787 aircraft) scheduled for delivery from 2010 through 2016, with an estimated aggregate cost of $5.1 billion including related spare engines. In addition to our firm order aircraft, we had options to purchase a total of 98 additional Boeing aircraft as of June 30, 2010.

We are currently scheduled to take delivery of two Boeing 777 aircraft and 12 Boeing 737 aircraft through the end of 2010. Due to issues arising out of the governmental certification process used by the manufacturer of the coach seats on the Boeing 777 aircraft and the coach and first class seats on the Boeing 737 aircraft scheduled for delivery this year, we have incurred delays for most of the aircraft scheduled for delivery in 2010. We expect to take delivery of the two Boeing 777 aircraft and nine Boeing 737 aircraft by the end of August 2010. While this seat manufacturer also provided the seats installed on most of the Boeing aircraft currently in our fleet, we do not believe these issues will have a material impact on our ability to continue to operate any of the aircraft in our fleet based on information currently available to us.

NOTE 5 - LONG-TERM DEBT

Maturities. Maturities of long-term debt due before December 31, 2010 and for the next four years are as follows (in millions):

July 1, 2010 through December 31, 2010	$ 401
Year ending December 31,
2011	1,151
2012	595
2013	821
2014	345

Convertible Debt Securities. Our 5% Convertible Notes with a principal amount of $175 million are convertible into 50 shares of common stock per $1,000 principal amount at a conversion price of $20 per share. If a holder of the notes exercises the conversion right, in lieu of delivering shares of our common stock, we may elect to pay cash or a combination of cash and shares of our common stock for the notes surrendered. All or a portion of the notes are also redeemable at any time for cash at our option at par plus accrued and unpaid interest, if any. Holders of the notes may require us to repurchase all or a portion of their notes at par plus any accrued and unpaid interest on June 15 of 2013 or 2018. We may at our option choose to pay the repurchase price on those dates in cash, shares of our common stock or any combination thereof. However, if we are required to repurchase all or a portion of the notes, our policy is to settle the notes in cash. The holders of the notes also had the right to require us to repurchase their notes on June 15, 2010; however, none did so. Accordingly, we have classified these notes as long-term debt and capital leases at June 30, 2010. The maturity table above reflects the principal amount of the notes as due in 2013.

Holders of the notes may also require us to repurchase all or a portion of their notes for cash at par plus any accrued and unpaid interest if certain changes in control of Continental occur. The Merger will not result in the holders of the notes having any additional rights to require us to repurchase their notes, nor will it trigger any repayment obligation on any of our other outstanding debt.

NOTE 6 - FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Accounting rules for fair value clarify that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value it a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. FASB Accounting Standards Codification (“ASC”) Topic 820 requires us to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets

Level 2:	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs

Level 3:	Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities

The valuation techniques that may be used to measure fair value are as follows:

(A)	Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

(B)	Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models and the excess earnings method

(C)	Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost)

Assets (liabilities measured at fair value on a recurring basis include (in millions):

	Carrying Amount	Level 1	Level 2	Level 3	Valuation Technique
June 30, 2010
Cash and cash equivalents	$3,047	$3,047	$—	$—	(A	)
Short-term investments:
Auction rate securities	117	—	—	117	(B	)
CDARS	21	21	—	—	(A	)
Asset-backed securities	121	121	—	—	(A	)
Fixed income mutual fund	107	—	107	—	(A	)
Corporate debt	42	42	—	—	(A	)
U.S. government and agency notes	33	33	—	—	(A	)
Notes guaranteed by foreign governments	16	16	—	—	(A	)
Restricted cash and cash equivalents	167	167	—	—	(A	)
Fuel derivatives:
Swaps	(6)	—	—	(6)	(A	)
Call options	6	—	—	6	(A	)
Collars	(3)	—	—	(3)	(A	)

December 31, 2009
Cash and cash equivalents	$2,546	$2,546	$—	$—	(A	)
Short-term investments:
Auction rate securities	201	—	—	201	(B	)
CDARS	102	102	—	—	(A	)
Asset-backed securities	7	7	—	—	(A	)
Restricted cash and cash equivalents	164	164	—	—	(A	)
Auction rate securities put right	20	—	—	20	(B	)
Fuel derivatives:
Swaps	6	—	—	6	(A	)
Call options	8	—	—	8	(A	)
Foreign currency forward contracts	5	—	5	—	(A	)

June 30, 2009
Cash and cash equivalents	$2,521	2,521	$—	$—	(A	)
Short-term investments:
Auction rate securities	230	—	—	230	(B	)
CDARS	14	14	—	—	(A	)
Asset-backed securities	3	3	—	—	(A	)
Restricted cash and cash equivalents	167	167	—	—	(A	)
Auction rate securities put right	27	—	—	27	(B	)
Fuel derivatives:
Swaps	16	—	—	16	(A	)
Collars	(33)	—	—	(33)	(A	)
Foreign currency forward contracts	1	—	1	—	(A	)

The determination of fair value of each of these items is discussed below:

Cash and Cash Equivalents and Restricted Cash. Cash and cash equivalents and restricted cash consist primarily of U.S. Government and Agency money market funds and other AAA-rated money market funds with original maturities of three months or less. The original cost of these assets approximates fair value due to their short-term maturity.

Short-Term Investments Other than Auction Rate Securities. The fair values of short-term investments other than auction rate securities are based on observable market data. “CDARS” are certificates of deposit placed through an account registry service. Asset-backed securities mature through 2012. The fixed income mutual fund invests primarily in money market instruments and investment grade fixed income securities and is valued at the net asset value of shares held by us. The underlying investments have a weighted average contractual maturity of less than 90 days. Corporate debt securities, government and agency notes and notes guaranteed by foreign governments have a weighted average maturity of less than two years.

Student Loan-Related Auction Rate Securities. At June 30, 2010, we held student loan-related auction rate securities with a fair value of $117 million, a par value of $145 million and amortized cost of $117 million. These securities, which we classify as available-for-sale, are variable-rate debt instruments with contractual maturities generally greater than ten years who interest rates are reset every seven, 28 or 35 days, depending on the terms of the particular instrument. These securities are secured by pools of student loans guaranteed by state-designated guaranty agencies and reinsured by the U.S. government. All of the auction rate securities we hold are senior obligations under the applicable indentures authorizing the issuance of the securities. We estimated the fair value of these securities taking into consideration the limited sales and offers to purchase such securities and using internally-developed models of the expected future cash flows related to the securities. Our models incorporated our probability-weighted assumptions about the cash flows of the underlying student loans and discounts to reflect a lack of liquidity in the market for these securities.

During the first six months of 2010, we sold, at par, auction rate securities having a par value of $106 million. Certain of these auction rate securities were subject to a put right granted to us by an institution permitting us to sell to the institution at their full par value certain auction rate securities by June 30, 2010. We recognized gains on the sales using the specific identification method. The gains were substantially offset by the cancellation of any related put rights. The net gains are included in other non-operating income (expense) in our consolidated statement of operations and were not material.

We continue to monitor the market for auction rate securities and consider its impact, if any, on the fair value of our investments. If currently market conditions deteriorate further, we may be required to record additional losses on these securities.

Fuel Derivatives. We determine the fair value of our fuel derivatives by obtaining inputs from a broker’s pricing model that is based on inputs that are either readily available in public markets or can be derived from information available in publicly quoted markets. We verify the reasonableness of these inputs by comparing the resulting fair values to similar quotes from our counterparties as of each date for which financial statements are prepared. For derivatives not covered by collateral, we also make an adjustment to incorporate credit risk into the valuation. Due to the fact that certain of the inputs utilized to determine the fair value of the fuel derivatives are unobservable (principally volatility of crude oil prices and the credit risk adjustments), we have categorized these option contracts as Level 3.

Foreign Currency-Forward Contracts. We determine the fair value of our foreign currency derivatives by comparing our contract rate to a published forward price of the underlying currency, which is based on market rates for comparable transactions.

Unobservable Inputs. The reconciliation of our assets (liabilities) measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in millions):

	Auction Rate Securities		Fuel Derivatives
		Put Right	Swap	Call Options	Collars
Three Months Ended June 30, 2010
Balance at beginning of period	$164	$16	$24	$14	$—
Purchases, sales, issuances and settlements (net)	(64)	—	5	5	2
Gains and losses:
Reported in earnings:
Realized	17	(16)	—	—	—
Unrealized	—	—	—	(1)	(1)
Reported in other comprehensive income (loss)	—	—	(35)	(13)	(3)

Balance as of June 30, 2010	$117	$—	$(6)	$5	$(2)

Three Months Ended June 30, 2009
Balance at beginning of period	$229	$26	$2	$—	$(254)
Purchases, sales, issuances and settlements (net)	(1)	—	—	—	177
Gains and losses:
Reported in earnings:
Unrealized	—	1	8	—	—
Reported in other comprehensive income (loss)	2	—	6	—	44

Balance as of June 30, 2009	$230	$27	$16	$—	$(33)

	Auction Rate Securities		Fuel Derivatives
		Put Right	Swap	Call Options	Collars
Six Months Ended June 30, 2010
Balance at beginning of period	$201	$20	$6	$8	$—
Purchases, sales, issuances and settlements (net)	(106)	—	1	17	2
Gains and losses:
Reported in earnings:
Realized	23	(21)	—	—	—
Unrealized	—	1	—	(1)	(1)
Reported in other comprehensive income (loss)	(1)	—	(13)	(19)	(3)

Balance as of June 30, 2010	$117	$—	$(6)	$5	$(2)

Six Months Ended June 30, 2009
Balance at beginning of period	$229	$26	$2	$1	$(418)
Purchases, sales, issuances and settlements (net)	(1)	—	5	(1)	366
Gains and losses:
Reported in earnings:
Unrealized	—	1	8	—	(2)
Reported in other comprehensive income (loss)	2	—	1	—	21

Balance as of June 30, 2009	$230	$27	$16	$—	$(33)

Other Financial Instruments. Other financial instruments that are not subject to the disclosure requirements of ASC Topic 820 are as follows:

•	Debt. The fair value of our debt was approximately as follows (in billions):

	Carrying Amount	Fair Value
June 30, 2010	$5.9	$5.8
December 31, 2009	6.1	5.8
June 30, 2009	5.7	4.8

These estimates were based on either market prices or the discounted amount of future cash flows using our current incremental rate of borrowing for similar liabilities.

•	Accounts Receivable and Accounts Payable. The fair values of accounts receivable and accounts payable approximated carrying value due to their short-term maturity.

NOTE 7 - HEDGING ACTIVITIES

As part of our risk management program, we use a variety of derivative financial instruments to help manage our risks associated with changes in fuel prices and foreign currency exchange rates. We do not hold or issue derivative financial instruments for trading purposes.

We are exposed to credit losses in the event of non-performance by issuers of derivative financial instruments. To manage credit risks, we select issuers based on credit ratings, limit our exposure to any one issuer under our defined guidelines and monitor the market position with each counterparty.

Fuel Price Risk Management. We routinely hedge a portion of our future fuel requirements, provided the hedges are expected to be cost effective. We have historically entered into swap agreements, purchased call options or structured costless collar arrangements to protect us against sudden and significant increases in jet fuel prices. We typically conduct our fuel hedging activities using a combination of crude oil, jet fuel and heating oil contracts. We strive to maintain fuel hedging levels and exposure generally comparable to that of our major competitors, so that our fuel cost is not disproportionate to theirs.

As of June 30, 2010, our projected consolidated fuel requirements for the remainder of 2010 and the first quarter of 2011 were hedged as follows:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average price (per gallon)	% of Expected Consumption	Weighted Average price (per gallon)
Remainder of 2010
WTI crude oil swaps	19%	$1.87	19%	$1.87
Jet fuel swaps	2	2.26	2	2.26
WTI crude oil call options	22	2.25	N/A	N/A
WTI crude oil collars	3	2.38	3	1.73

Total	46%		24%

First Quarter of 2011
WTI crude oil swaps	5%	$1.76	5%	$1.76
WTI crude oil call options	6	2.31	N/A	N/A
WTI crude oil collars	3	2.38	3	1.67

Total	14%		8%

We account for our fuel derivatives as cash flow hedges and record them at fair value in our consolidated balance sheet with the change in fair value, to the extent effective, being recorded to accumulated other comprehensive income (loss) (“accumulated OCI”), net of applicable income taxes. Fuel hedge gains (losses) are recognized as a component of fuel expense when the underlying fuel hedged is used. The ineffective portion of our fuel hedges is determined based on the correlation between jet fuel and crude oil or heating oil prices and is included in nonoperating income (expense) in our consolidated statement of operations.

When our fuel hedges are in a liability position, we may be required to post cash collateral with our counterparties. We were not required to post any such collateral at June 30, 2010 or December 31, 2009. At June 30, 2009, we had posted cash collateral with our counterparties totaling $32 million and granted a lien in favor of a counterparty on one Boeing 777-200 aircraft and one Boeing 757-200 aircraft in lieu of posting an additional $25 million in cash. The cash collateral is reported in prepayments and other current assets in our consolidated balance sheet.

Foreign Currency Exchange Risk Management. We have historically used foreign currency average rate options and forward contracts to hedge against the currency risk associated with our forecasted Japanese yen, British pound, Canadian dollar and euro-denominated cash flows. The average rate options and forward contracts have only nominal intrinsic value at the date contracted. At June 30, 2010, we had forward contracts outstanding to hedge the following cash inflows, primarily from passenger ticket sales, in foreign currencies:

•	21% of our projected Japanese yen-denominated cash inflows through the third quarter of 2011.

•	5% of our projected Canadian dollar-denominated cash inflows through the fourth quarter of 2010.

We account for these instruments as cash flow hedges. They are recorded at fair value in our consolidated balance sheet with the change in fair value, to the extent effective, being recorded to accumulated OCI, net of applicable income taxes. Gains and losses from settlement of these instruments are recognized as passenger revenue. We measure hedge effectiveness of average rate options and forward contracts based on the forward price of the underlying currency. Hedge ineffectiveness, if any, is included in other nonoperating income (expense) in our consolidated statement of operations.

Quantitative Disclosures. All of our derivative instruments were designated as cash flow hedges and were reported in our consolidated balance sheet as follows (in millions):

	Asset Derivatives (1)			Liability Derivatives (2)
	June 30, 2010	December 31, 2009	June 30, 2009	June 30, 2010	December 31, 2009	June 30, 2009
Fuel derivatives	$9	$14	$16	$12	$—	$33
Foreign currency derivatives	—	5	1	—	—	—

Total derivatives	$9	$19	$17	$12	$—	$33

(1)	Amounts are included in prepayments and other current assets.
(2)	Amounts are included in accrued other current liabilities.

The gains (losses) related to the effective portion of our cash flow hedges reported in accumulated OCI in our consolidated balance sheet and in our consolidated statement of operations were as follows (in millions):

	Gain (Loss) Recognized in OCI (Effective Portion)		Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion) (1)		Gain (Loss) Recognized in Income (Ineffective Portion) (2)
	2010	2009	2010	2009	2010	2009
Three Months Ended June 30
Fuel derivatives	$(53)	$58	$(9)	$(210)	$(2)	$8
Foreign currency derivatives	(4)	(3)	1	1	—	—

Total	$(57)	$55	$(8)	$(209)	$(2)	$8

Six Months Ended June 30
Fuel derivatives	$(37)	$29	$(6)	$(351)	$(2)	$6
Foreign currency derivatives	(4)	9	1	—	—	—

Total	$(41)	$38	$(5)	$(351)	$(2)	$6

(1)	Amounts related to fuel derivatives are included in aircraft fuel and related taxes and amounts related to foreign currency derivatives are included in passenger revenue.
(2)	Amounts are included in other nonoperating income (expense).

NOTE 8 - COMPREHENSIVE INCOME (LOSS)

Total comprehensive income (loss) included the following (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income (loss)	$233	$(213)	$87	$(349)

Other comprehensive income (loss) adjustments, before tax:
Derivative financial instruments:
Reclassification into earnings	10	201	7	343
Change in fair value	(57)	55	(41)	38
Unrealized gain on student-loan related auction rate securities	—	2	—	2
Employee benefit plans:
Amortization of net actuarial losses	21	27	41	54
Amortization of prior service cost	8	7	16	16

Comprehensive income (loss) adjustments, before tax	(18)	292	23	453
Income taxes related to items of other comprehensive income (loss)	—	—	—	—

Total comprehensive income	$215	$79	$110	$104

NOTE 9 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS

Profit Based RSU Awards. In February 2010, we issued 1.4 million profit based restricted stock unit (“RSUs”) awards, which can result in cash payments to our officers upon the achievement of specified profit sharing-based performance targets. The performance period for these awards is January 1, 2010 through December 31, 2012. These awards have cumulative profit sharing performance targets ranging from $4 million to $120 million and payment percentages ranging from 25% to 200%. The cash hurdle associated with these awards is $2.2 billion. These awards were issued pursuant to our Incentive Plan 2010, which was approved by our stockholders on June 9, 2010. We currently expect that these awards will achieve a payment percentage of 100%, although the expense related to these awards was not material in the three or six months ended June 30, 2010. As of June 30, 2010, we have recorded no liability associated with any other profit based RSU awards outstanding because we had not achieved, and we did not believe it was probable that we would achieve, any of the cumulative profit-sharing based performance targets for those awards.

Stock-Based Compensation Expense. Total stock-based compensation expense (credit) included in wages, salaries and related costs was $3 million, $0, $9 million and $(24) million for the three months ended June 30, 2010 and 2009 and the six months ended June 30, 2010 and 2009, respectively. As of June 30, 2010, $31 million of compensation cost attributable to future service related to unvested employee stock options and profit based RSU awards had not yet been recognized. This amount will be recognized in expense over a weighted average period of 1.6 years.

Defined Benefit Pension and Retiree Medical Plans. Net periodic defined benefit pension and retiree medical benefits expense included the following components (in millions):

	Defined Benefit Pension				Retiree Medical Benefits
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009	2010	2009	2010	2009
Service cost	$16	$16	$33	$32	$3	$3	$5	$5
Interest cost	40	38	79	77	3	4	7	8
Expected return on plan assets	(28)	(22)	(55)	(44)	—	—	—	—
Amortization of unrecognized net actuarial loss	22	28	44	55	(1)	(1)	(3)	(1)
Amortization of prior service cost	3	2	5	5	5	5	11	11

Net periodic benefit expense	$53	$62	$106	$125	$10	$11	$20	$23

During the first six months of 2010, we contributed $74 million to our tax-qualified defined benefit pension plans and on July 8, 2010 we contributed an additional $38 million to the plans. Our remaining minimum funding requirements during calendar year 2010 are approximately $33 million.

Defined Contribution Plans. Our defined contribution 401(k) employee savings plans cover substantially all employees. Company matching contributions are made in cash. Total expense for all defined contribution plans, including two pilot-only plans, was $24 million, $26 million, $50 million and $50 million for the three months ended June 30, 2010 and 2009 and the six months ended June 30, 2010 and 2009, respectively.

Profit Sharing Plan. Effective January 1, 2010, we adopted a new profit sharing plan with a five year term. Our new profit sharing plan creates an award pool of 15% of annual pre-tax income excluding special items. Generally, the profit sharing pool will be distributed among eligible employees based on an employee’s annual base pay relative to the annual base pay of all employees. We recorded profit sharing expense totaling $18 million in the three and six months ended June 30, 2010.

NOTE 10 – SPECIAL CHARGES AND MERGER-RELATED COSTS

Special charges were as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Aircraft-related charges, net	$—	$43	$6	$47
Severance and other	6	1	10	1

Total special charges	$6	$44	$16	$48

The special charges all relate to our mainline segment unless otherwise noted.

In the first six months of 2010, we recorded $6 million of aircraft-related charges related to grounded Boeing 737-300 aircraft, which is net of gains on the sale of two Boeing 737-500 aircraft to a foreign buyer. We also recorded $2 million of severance during the first six months of 2010 related to the elimination of approximately 575 reservation positions.

Severance and other special charges of $6 million in the second quarter of 2010 primarily relate to an adjustment to our reserve for unused facilities due to a reduction in expected sublease income for a maintenance hangar in Denver.

Aircraft-related charges in the second quarter of 2009 include $31 million of non-cash impairments on owned Boeing 737-300 and 737-500 aircraft and related assets, an $8 million non-cash charge related to the disposition of three 737-300 aircraft and a $4 million non-cash charge to write off certain obsolete spare parts. In the first quarter of 2009, we recorded a $4 million charge for future lease and other related costs on a permanently grounded Boeing 737-300 aircraft.

Merger-related costs incurred in the second quarter of 2010 totaling $18 million relate to our pending Merger with a subsidiary of UAL. The costs include financial advisor, legal, accounting and consultant fees and communication costs.

Accrual Activity. Activity related to the accruals for severance and associated continuing medical coverage costs and future lease payments on unused facilities is as follows (in millions):

	Severance/ Medical Costs	Unused Facilities
Balance, December 31, 2009	$14	$26
Accrual	2	8
Payments	(10)	(2)

Balance, June 30, 2010	$6	$32

Cash payments related to the accruals for severance and associated continuing medical coverage costs will be made through the third quarter of 2011. Remaining lease payments on unused facilities will be made through 2018.

NOTE 11 - INCOME TAXES

Our effective tax rates differ from the federal statutory rate of 35% primarily due to the following: changes in the valuation allowance, expenses that are not deductible for federal income tax purposes and state income taxes. We are required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because we have concluded that it is more likely than not that such deferred tax assets will ultimately not be realized. As a result, our pre-tax losses for the three and six months ended June 30, 2009 were not reduced by any tax benefit. No federal income tax expense was recognized related to our pretax income for the three and six months ended June 30, 2010 due to the utilization of book net operating loss carryforwards (“NOLs”) for which no benefit had previously been recognized.

Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize NOLs if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. Based on currently available information, the pending Merger with a subsidiary of UAL is expected to result in a Section 382 ownership change for Continental. The ultimate determination will be based on facts and circumstances at the time the transaction closes. In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate (which is 4.01% for June 2010). Any unused annual limitation may be carried over to later years. The amount of the limitation may, under certain circumstances, be increased by the built-in gains in assets held by us at the time of the change that are recognized in the five-year period after the change. If we were to have an ownership change as of June 30, 2010 under current conditions, our annual NOL utilization could be limited to $124 million per year, before consideration of any built-in gains.

NOTE 12 - SEGMENT REPORTING

We have two reportable segments: mainline and regional. The mainline segment consists of flights using larger jets while the regional segment currently consists of flights with a capacity of 78 or fewer seats. As of June 30, 2010, flights in our regional segment were operated by ExpressJet, Chautauqua, CommutAir and Colgan through capacity purchase agreements.

We evaluate segment performance based on several factors, of which the primary financial measure is operating income (loss). However, we do not manage our business or allocate resources based on segment operating profit or loss because (1) our flight schedules are designed to maximize revenue from passengers flying, (2) many operations of the two segments are substantially integrated (for example, airport operations, sales and marketing, scheduling and ticketing) and (3) management decisions are based on their anticipated impact on the overall network, not on one individual segment.

Financial information by business segment is set forth below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating Revenue:
Mainline	$3,100	$2,644	$5,777	$5,173
Regional	608	482	1,100	914

Total Consolidated	$3,708	$3,126	$6,877	$6,087

Operating Income (Loss):
Mainline	$306	$(64)	$329	$—
Regional	22	(90)	(51)	(208)

Total Consolidated	$328	$(154)	$278	$(208)

Net Income (Loss):
Mainline	$214	$(120)	$145	$(135)
Regional	19	(93)	(58)	(214)

Total Consolidated	$233	$(213)	$87	$(349)

The amounts in the table above are presented on the basis of how our management reviews segment results. Under this basis, the regional segment’s revenue includes a pro-rated share of our ticket revenue for segments flown by regional carriers and expenses include all activity related to the regional operations, regardless of whether the costs were paid directly by us or to the regional carriers.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Aircraft Purchase Commitments. As of June 30, 2010, we had firm commitments to purchase 86 new aircraft (58 Boeing 737 aircraft, three Boeing 777 aircraft and 25 Boeing 787 aircraft) scheduled for delivery from 2010 through 2016, with an estimated aggregate cost of $5.1 billion including related spare engines. We are currently scheduled to take delivery of two Boeing 777 aircraft and 12 Boeing 737 aircraft through the end of 2010. In addition to our firm order aircraft, we had options to purchase a total of 98 additional Boeing aircraft as of June 30, 2010.

We have obtained financing for the two Boeing 777 aircraft and nine of the Boeing 737 aircraft to be delivered in 2010, provided that they are delivered by August 31, 2010. We expect the 11 aircraft to be delivered by such date. However, we do not have backstop financing or any other financing currently in place for the balance of the Boeing aircraft on order. Further financing will be needed to satisfy our capital commitments for our firm aircraft and other related capital expenditures. We can provide no assurance that backstop financing or any other financing not already in place for our aircraft deliveries will be available to us when needed on acceptable terms or at all. Since the commitments for firm order aircraft are non-cancelable, and assuming no breach of the agreement by Boeing, if we are unable to obtain financing and cannot otherwise satisfy our commitment to purchase these aircraft, the manufacturer could exercise its rights and remedies under applicable law, such as seeking to terminate the contract for a material breach, selling the aircraft to one or more other parties and suing us for damages to recover any resulting losses incurred by the manufacturer.

Financings and Guarantees. We are the guarantor of approximately $1.7 billion in aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon, excluding the US Airways contingent liability described below. These bonds, issued by various airport municipalities, are payable solely from our rentals paid under long-term agreements with the respective governing bodies. The leasing arrangements associated with approximately $1.5 billion of these obligations are accounted for as operating leases, and the leasing arrangements associated with approximately $190 million of these obligations are accounted for as capital leases.

We are contingently liable for US Airways’ obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport. These obligations include the payment of ground rentals to the Port Authority and the payment of other rentals in respect of the full amounts owed on special facilities revenue bonds issued by the Port Authority having an outstanding par amount of $109 million at June 30, 2010 and a final scheduled maturity in 2015. If US Airways defaults on these obligations, we would be obligated to cure the default and we would have the right to occupy the terminal after US Airways’ interest in the lease had been terminated.

We also had letters of credit and performance bonds relating to various real estate, customs, and aircraft financing obligations at June 30, 2010 in the amount of $85 million. These letters of credit and performance bonds have expiration dates through December 2012.

General Guarantees and Indemnifications. We are the lessee under many real estate leases. It is common in such commercial lease transactions for us as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to our use or occupancy of the leased premises and the use or occupancy of the leased premises by regional carriers operating flights on our behalf. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, we typically indemnify such parties for any environmental liability that arises out of or relates to our use of the leased premises.

In our aircraft financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate we lease and aircraft we operate.

In our financing transactions that include loans, we typically agree to reimburse lenders for any reduced returns with respect to the loans due to any change in capital requirements and, in the case of loans in which the interest rate is based on the London Interbank Offered Rate (“LIBOR”), for certain other increased costs that the lenders incur in carrying these loans as a result of any change in law, subject in most cases to certain mitigation obligations of the lenders. At June 30, 2010, we had $1.4 billion of floating rate debt and $269 million of fixed rate debt, with remaining terms of up to ten years, that is subject to these increased cost provisions. In several financing transactions involving loans or leases from non-U.S. entities, with remaining terms of up to ten years and an aggregate carrying value of $1.5 billion, we bear the risk of any change in tax laws that would subject loan or lease payments thereunder to non-U.S. entities to withholding taxes, subject to customary exclusions.

We may be required to make future payments under the foregoing indemnities and agreements due to unknown variables related to potential government changes in capital adequacy requirements, laws governing LIBOR based loans or tax laws, the amounts of which cannot be estimated at this time.

Credit Card Processing Agreement. The covenants contained in our domestic bank-issued credit card processing agreement with Chase Bank USA, N.A. (“Chase”) require that we post additional cash collateral if we fail to maintain (1) a minimum level of unrestricted cash, cash equivalents and short-term investments, (2) a minimum ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities of 0.25 to 1.0 or (3) a minimum senior unsecured debt rating of at least Caa3 and CCC- from Moody’s and Standard & Poor’s, respectively.

Under the terms of our credit card processing agreement with American Express, if a covenant trigger under the Chase processing agreement requires us to post additional collateral under that agreement, we would be required to post additional collateral under the American Express processing agreement. The amount of additional collateral required under the American Express processing agreement would be based on a percentage of the value of unused tickets (for travel at a future date) purchased by customers using the American Express card. The percentage for purposes of this calculation is the same as the percentage applied under the Chase processing agreement, after taking into account certain other risk protection maintained by American Express.

Under these processing agreements and based on our current air traffic liability exposure (as defined in each agreement), we would be required to post collateral up to the following amounts if we failed to comply with the covenants described above:

•	a total of $90 million if our unrestricted cash, cash equivalents and short-term investments balance falls below $2.0 billion;

•	a total of $265 million if we fail to maintain the minimum unsecured debt ratings specified above;

•

a total of $499 million if our unrestricted cash, cash equivalents and short-term investments balance (plus any collateral posted at Chase) falls below $1.4 billion or if our ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities falls below 0.25 to 1.0; and

•

a total of $1.1 billion if our unrestricted cash, cash equivalents and short-term investments balance (plus any collateral posted at Chase) falls below $1.0 billion or if our ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities falls below 0.22 to 1.0.

The amounts shown above are incremental to the current collateral we have posted with these companies. We are currently in compliance with all of the covenants under these processing agreements.

Credit Ratings. At June 30, 2010, our senior unsecured debt was rated B3 by Moody’s and CCC+ by Standard & Poor’s. These ratings are significantly below investment grade. Due to our current credit ratings, our borrowing costs are higher and our financing options are more limited than borrowers with investment grade credit ratings. Additional downgrades in our credit ratings could further increase our borrowing costs and reduce the availability of financing to us in the future. We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade. However, as discussed above, we would have to post additional collateral of approximately $265 million under our Chase and American Express processing agreements if our senior unsecured debt rating were to fall below Caa3 as rated by Moody’s or CCC- as rated by Standard & Poor’s. The insurer under our workers’ compensation program has the right to require us to post up to $32 million of additional collateral under a number of conditions, including based on our current senior unsecured debt rating, which is currently at the minimum of B3 as rated by Moody’s and below the minimum of B- as rated by Standard & Poor’s. We could also be required to post a higher amount of collateral with our fuel hedge counterparties if our credit ratings were to fall, or if our unrestricted cash, cash equivalents and short-term investments balance fell below certain specified levels, and our fuel hedges were in a liability position. In such a case, the total amount of the collateral that we might be required to post at any time would be up to the amount of our liability to our respective counterparties under the related derivative instruments. Our fuel hedging agreement with one counterparty also requires us to post additional collateral of up to 10% of the notional amount of our hedging contracts with that counterparty if either of our corporate credit ratings falls below its current level, which is B2 as rated by Moody’s or B as rated by Standard & Poor’s. Our fuel derivative contracts do not contain any other credit risk-related contingent features, other than those related to a change in control.

Trans-Atlantic Joint Venture. On July 10, 2009, the DOT approved our application to join United and a group of eight other carriers within Star Alliance that already hold antitrust immunity. Additionally, we, United, Lufthansa and Air Canada have received final DOT approval to establish a trans-Atlantic joint venture to create a more efficient and comprehensive trans-Atlantic network, offering customers more service, scheduling and pricing options. As part of the trans-Atlantic joint venture, we are in negotiations to implement a revenue-sharing structure amongst the joint venture participants. As currently contemplated, the revenue sharing structure would result in payments between participants based on a formula that compares current period unit revenue performance on trans-Atlantic routes to a historic period or “baseline,” which is reset annually. The payments would be calculated on a quarterly basis and subject to a cap. Assuming that revenue sharing is implemented and that the revenue sharing formula is applied retroactive to January 1, 2010, as currently contemplated, we estimate that our liability for revenue sharing payments to joint venture carriers that we have relatively outperformed would be approximately $40 million for the six months ended June 30, 2010. This estimate of our revenue sharing obligation for the first six months of 2010 is not indicative of our expectations for the full year, as we currently expect our net obligation for 2010 to be substantially less than this amount. In addition, the estimated revenue sharing payment for the year is substantially less than the additional passenger revenue we receive from the joint marketing, scheduling and pricing efforts of the joint venture. Future results will also be impacted by the current year results, which will serve as the baseline in future years for calculating relative performance in the revenue sharing formula.

Employees. As of June 30, 2010, we had approximately 40,730 employees. Due to the number of part-time employees and adjusting for overtime, we had an average of 38,800 full-time equivalent employees for the three months ended June 30, 2010. Including the fleet service employees discussed below, approximately 63% of our full-time equivalent employees are represented by unions.

On February 12, 2010, the National Mediation Board informed us that our fleet service employees had voted in favor of representation by the International Brotherhood of Teamsters (Teamsters). The election covers approximately 7,600 employees, or 6,340 full-time equivalent ramp, operations and cargo agents. We are in the process of negotiating a collective bargaining agreement with the Teamsters covering our fleet service employees.

On March 18, 2010, we announced that we had reached a tentative agreement on a new four-year labor contract with the Transport Workers Union (“TWU”) that represents our dispatchers, which agreement our dispatchers ratified on April 20, 2010.

Most of our collective bargaining agreements are currently amendable or become amendable in 2010. The collective bargaining agreements with our pilots, mechanics and certain other work groups became amendable in December 2008 and those with our flight attendants and Continental Micronesia, Inc. (“CMI”) mechanics became amendable in December 2009. With respect to our workgroups with amendable contracts, prior to the announcement of the Merger Agreement, we had been meeting with representatives of the applicable unions to negotiate amended collective bargaining agreements with a goal of reaching agreements that are fair to us and fair to our employees, and reached new agreements with our dispatchers and the simulator engineers extending through 2013 and 2012, respectively. In addition to continuing to meet with our flight attendants and mechanics to negotiate amended collective bargaining agreements for those groups, we are also engaging in discussions with several unions to find the best ways to achieve the future integration of the merged employee groups with the least amount of disruption. We expect to begin discussions with the Air Line Pilots Association International (“ALPA”) regarding a joint collective bargaining agreement to cover all pilots in the merged entity in early August. The integration of Railway Labor Act (“RLA”) employee groups is a difficult and sometimes contentious process, and management’s role is limited. The process is governed by federal laws, including the RLA and the McCaskill-Bond Amendment, and must be accomplished in accordance with all applicable collective bargaining agreements and company policies. We cannot predict the outcome of these processes or of our ongoing negotiations with our unionized workgroups, although significant increases in the pay and benefits resulting from new collective bargaining agreements could have a material adverse effect on us. Furthermore, there can be no assurance that our generally good labor relations and high labor productivity will continue.

Environmental Matters. We are continuing environmental remediation of jet fuel contamination on and near our aircraft maintenance hangar leasehold in Los Angeles, which began in 2005 under a work plan approved by the Los Angeles Regional Water Quality Control Board (LARWQCB) and our landlord, Los Angeles World Airports. Additionally, we could be responsible for environmental remediation costs primarily related to solvent contamination on and near this site. On June 30, 2010, the LARWQCB required us to perform additional investigation of the site in connection with our closure plan. If necessary, we plan to appeal the imposition of certain additional requirements to the California State Water Quality Control Board. At June 30, 2010, we had an accrual for estimated costs of environmental remediation throughout our system of $29 million, based primarily on third-party environmental studies and estimates as to the extent of the contamination and nature of the required remedial actions. We have evaluated and recorded this accrual for environmental remediation costs separately from any related insurance recovery. We did not have any receivables related to environmental insurance recoveries at June 30, 2010. Based on currently available information, we believe that our accrual for potential environmental remediation costs is adequate, although our accrual could be adjusted in the future due to new information or changed circumstances. However, we do not expect these items to materially affect our results of operations, financial condition or liquidity.

Legal Proceedings. During the period between 1997 and 2001, we reduced or capped the base commissions that we paid to domestic travel agents, and in 2002 we eliminated those base commissions. These actions were similar to those also taken by other air carriers. We are a defendant, along with several other air carriers, in two lawsuits brought by travel agencies that purportedly opted out of a prior class action entitled Sarah Futch Hall d/b/a Travel Specialists v. United Air Lines, et al. (U.S.D.C., Eastern District of North Carolina), filed on June 21, 2000, in which the defendant airlines prevailed on summary judgment that was upheld on appeal. These similar suits against Continental and other major carriers allege violations of antitrust laws in reducing and ultimately eliminating the base commissions formerly paid to travel agents and seek unspecified money damages and certain injunctive relief under the Clayton Act and the Sherman Anti-Trust Act. The pending cases, which involve a total of 90 travel agency plaintiffs, are Tam Travel, Inc. v. Delta Air Lines, Inc., et al. (U.S.D.C., Northern District of California), filed on April 9, 2003 and Swope Travel Agency, et al. v. Orbitz LLC et al. (U.S.D.C., Eastern District of Texas), filed on June 5, 2003. By order dated November 10, 2003, these actions were transferred and consolidated for pretrial purposes by the Judicial Panel on Multidistrict Litigation to the Northern District of Ohio. On October 29, 2007, the judge for the consolidated lawsuit dismissed the case for failure to meet the heightened pleading standards established earlier in 2007 by the U.S. Supreme Court’s decision in Bell Atlantic Corp. v. Twombly. On October 2, 2009, the U.S. Court of Appeals for the Sixth Circuit affirmed the trial court’s dismissal of the case. On December 18, 2009, the plaintiffs’ request for rehearing by the Sixth Circuit en banc was denied. On March 18, 2010, the plaintiffs filed a Petition for a Writ of Certiorari with the U.S. Supreme Court, to which the defendants responded on June 16, 2010. The plaintiffs in the Swope lawsuit, encompassing 43 travel agencies, have also alleged that certain claims raised in their lawsuit were not, in fact, dismissed. The trial court has not yet ruled on that issue. In the consolidated lawsuit, we believe the plaintiffs’ claims are without merit, and we intend to defend vigorously any appeal. Nevertheless, a final adverse court decision awarding substantial money damages could have a material adverse effect on our results of operations, financial condition or liquidity.

We and/or certain of our subsidiaries are defendants in various other pending lawsuits and proceedings and are subject to various other claims arising in the normal course of our business, many of which are covered in whole or in part by insurance. Although the outcome of these lawsuits and proceedings (including the probable loss we might experience as a result of an adverse outcome) cannot be predicted with certainty at this time, we believe, after consulting with outside counsel, that the ultimate disposition of such suits will not have a material adverse effect on us.